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                                                                   Exhibit 23.4


[HORTON & COMPANY LOGO]



                 INDEPENDENT AUDITORS' REPORT ON OTHER FINANCIAL

                                   INFORMATION

The Shareholders
CallNOW.com, Inc.

The audited financial statements of the Company and our report thereon is presented in the preceding section of this report. The financial information in
Schedule II-Valuation and Qualifying Accounts in Exhibit 99 is presented for purposes of additional analysis and is not a required part of the financial statements of the Company. Such information has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

                                                   HORTON & COMPANY, L.L.C.

Wayne, New Jersey
April 28, 1999